Exhibit 10.3

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between Sinil Kim, M.D. (“Executive”) and Mirna Therapeutics, Inc., a Delaware corporation (the “Company”), is made effective as of the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.          Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates will end effective upon the Separation Date (as defined below).

B.          Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

C.          The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain Change in Control Severance Agreement by between Executive and the Company (the “Severance Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.         Separation Date.  Executive acknowledges and agrees that his status as an officer and employee of the Company and as an officer and/or director of the Company’s subsidiaries will end effective as of May 13, 2016 (the “Separation Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the end of Executive’s status as an officer of the Company and, if applicable, officer and/or director of any of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.         Transition Consulting Services.

(a)         Consulting Period.  During the period (the “Consulting Period”) commencing on the Separation Date and ending on the three (3)-month anniversary of the Separation Date (the “Consulting Period End Date”) Executive shall be available up to a maximum of eight hours per week to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide such transition services (the “Transition Services”) as necessary in Executive’s areas of expertise and work experience and responsibility as may be requested by the Company’s Chief Executive Officer, Chief Medical Officer and/or the Board of Directors of the Company (the “Board”).  During the Consulting Period, Executive may become an employee or consultant of any other company, provided,  that Executive acknowledges and agrees that, during the Consulting Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.  Competitor of the Company is defined as any business engaged in the field of non-coding RNA.  During the Consulting Period, Executive reaffirms his commitment to remain in compliance with that certain Confidentiality, Covenant Not To Compete & Arbitration Agreement by and between Executive and the Company (the “Confidentiality Agreement”), it being understood that the term “employment” as used in the Confidentiality Agreement shall include services as a consultant hereunder and the Non-Competition Covenant (as defined below) shall terminate as of the Consulting Period End Date.

(b)         Consulting Fees.  In exchange for the performance of the Transition Services up to a maximum of eight hours per week, for the Consulting Period, the Company shall pay to Executive consulting fees as an independent contractor in the amount of $10,000 per month (the “Consulting Fees”).  The Consulting Fees will be paid to Executive in accordance with the Company’s standard payment procedures for consultants and independent contractors.

(c)         Benefits.    As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Separation Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(d)         Stock Options.   As of August 13, 2016, Executive will hold vested options to purchase 24,658 shares of Company common stock and unvested options to purchase 44,612 shares of Company common stock pursuant to the Company’s equity incentive plans and the option agreements evidencing such grants (collectively, the “Equity Awards”).  During the Consulting Period, Executive’s Equity Awards shall continue to vest and become exercisable in accordance with their original vesting schedules.  Upon the Consulting Period End Date of August 13, 2016, Executive’s Equity Awards shall cease vesting and any unvested shares as of such date shall automatically terminate.  If Executive desires to exercise any vested Equity Awards, Executive must follow the procedures set forth in Executive’s option agreements, including payment of the exercise price and any withholding obligations.  If by the earliest date specified above in such option agreements, the Company has not received a duly executed notice of exercise and remuneration in accordance with Executive’s option agreements, Executive’s vested Equity Awards shall automatically terminate for no consideration and be of no further effect.  Executive acknowledges that each unexercised “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) that remains unexercised following the three (3)-month anniversary of the Separation Date shall no longer qualify for favorable tax treatment as an incentive stock option.

(e)         Independent Contractor Status.  Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter,  Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company.  The Company will not make deductions for taxes from any Consulting Fees paid hereunder.  Personal income and self-employment taxes for Consulting Fees paid to Executive hereunder shall be the sole responsibility of Executive.  Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to the Consulting Fees.

(f)         Protection of Information.  Executive agrees that, during the Consulting Period and thereafter, Executive will not, except for the purposes of performing the Transition Services, seek to obtain any confidential or proprietary information or materials of the Company.

3.         Final Paycheck; Payment of Accrued Wages and Expenses.

(a)       Final Paycheck.  As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement or a Release of Claims (as defined below).

(b)       Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses, including, without limitation, expenses incurred pursuant to Executive’s services as a director of any of the Company’s subsidiaries.

4.         Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and, on or within thirty (30) days following the Separation Date, the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) becoming effective and irrevocable, as well as Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement (including, without limitation, the non-competition and non-solicitation restrictive covenants set forth therein for the periods set forth in the Confidentiality Agreement, except that the Non-Competition Period shall be modified as set forth in Section 8 below), to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)      Severance.  The Company shall pay to Executive $134,375, which represents five (5) months of Executive’s base salary at the rate in effect as of immediately prior to the Separation Date, in a single cash lump sum. Such payment shall be made, less applicable withholdings and deductions, on or as soon as reasonably practicable following the date the Release of Claims becomes effective and irrevocable.

(b)      Healthcare Continuation Coverage.    If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, that portion of the premium for Executive and Executive’s covered dependents necessary such that Executive contributes the same amount to COBRA coverage as Executive contributed to medical, dental and vision coverage prior to the date of this Agreement, such payment or reimbursement to continue until the earlier of (i) the last day of the month during which the five (5) month anniversary of the Separation Date falls or (ii) the date Executive becomes eligible for comparable coverage under another employer’s plans. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.   Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(c)      Taxes.  Executive understands and agrees that all payments under this Section 4 will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Section 4 beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)      SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Separation Date.  Excluding the exercise of vested stock options, Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions involving the common stock of the Company until the end of such six (6) month period.

(e)      Sole Separation Benefit.  Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Release of Claims.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the Release of Claims.

5.         Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.  Executive further acknowledges that, other than the Confidentiality Agreement and the Indemnification Agreement between Executive and the Company (the “Indemnification Agreement”), this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, the Severance Agreement and each such agreement other than the Equity Award agreements shall be deemed terminated and of no further effect as of the Separation Date.

6.         Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)         On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Texas Labor Code, including the Texas Commission on Human Rights Act; Section 451.001 of the Texas Workers’ Compensation Act; the Texas Payday Act; and the Texas Labor Code;  Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)         Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)          Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)         Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)        Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)        Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)         Claims for indemnification under the Indemnification Agreement, the Company’s Bylaws or any applicable law; and

(vi)        Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided,  however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

7.         Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.  Both parties further agree that:

(a)      Mutual Non-Disparagement.  Both parties agree that they shall not disparage, criticize or defame the other party and their respective directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately.  The Company further agrees that it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately.  Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)      Transition.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c)      Transfer of Company Property.  On or before the Separation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

8.         Continuing Covenants.  The covenant not to compete set forth in Section 5 of the Confidentiality Agreement (the “Non-Competition Covenant”) shall terminate on the Consulting Period End Date (instead of the nine (9) month anniversary as set forth therein). For the avoidance of doubt, the Confidentiality Agreement shall remain in full force and effect for the period(s) set forth therein, except for the Non-Competition Covenant shall terminate on the Consulting Period End Date, and each of the restrictive covenants contained therein are deemed part of this Agreement. Any action for injunctive relief brought for claims relating to the Confidentiality Agreement, as well as any related claims for trade secret misappropriation, breach of fiduciary duty, unfair competition, or other related business tort claims, shall be brought pursuant to the terms and conditions set forth in the Confidentiality Agreement (as modified to reflect the termination of the Non-Competition Covenant on the Consulting Period End Date), regardless of any conflicting provisions in this Agreement

9.         Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.         No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to another person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.    In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

11.         Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Texas.

12.         Miscellaneous.  This Agreement, collectively with the Confidentiality Agreement, the Indemnification Agreement, the Equity Award agreements and the Release of Claims, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof.  The Company and Executive acknowledge that the separation of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.         Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

14.         Maintaining Confidential Information.    Executive reaffirms his obligations under the Confidentiality Agreement, as modified by Section 8 hereof.  Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

15.         Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided,  however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: April 25, 2016
/s/ Sinil Kim, M.D.
Sinil Kim, M.D.

MIRNA THERAPEUTICS, INC.
DATED: April 25, 2016

	By:	/s/ Paul Lammers
Paul Lammers, M.D., M.Sc.
President & Chief Executive Officer

S-1

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of May 13, 2016, between Sinil Kim, M.D. (“Executive”) and Mirna Therapeutics, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 1(c) below.

1.          Executive’s Release of the Company.  Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a)     On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.,  the Sarbanes-Oxley Act of 2002; the Texas Labor Code, including the Texas Commission on Human Rights Act; Section 451.001 of the Texas Workers’ Compensation Act; the Texas Payday Act; and the Texas Labor Code; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)     Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)        Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)        Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)       Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)       Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)        Claims for indemnification under the Indemnification Agreement between Executive and the Company, the Company’s Bylaws or any applicable law; and

(vi)       Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided,  however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)     In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:  Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA.  Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Release; (iii) Executive has twenty-one (21) days from the date of this Release to execute this Release (although Executive may choose to voluntarily execute this Release earlier); (iv) Executive has seven (7) days following the execution of this Release by Executive to revoke the Release, and Executive will not receive the severance benefits provided by Section 4 of that certain Transition and Separation Agreement entered into between the Parties as of April 25, 2016 (the “Transition and Separation Agreement”) unless and until such seven (7) day period has expired; (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release is executed by Executive, provided that the Company has also executed this Release by that date; and (vi) this Release does not affect Executive’s ability to test the knowing and voluntary nature of this Release.  If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Central Time on the 7th day following Executive’s execution of this Release to Alan Fuhrman (CFO), 2150 Woodward, Suite 100, Austin, Texas 78744, email: #######@mirnarx.com, fax: 512-681-5201.

2.          Mutual Representations.  Executive and the Company represent and warrant that:

(a)         Executive has returned to the Company all Company property in Executive’s possession;

(b)         Executive is not owed wages, commissions, bonuses or other compensation, other than any payments that become due under Section 4 of the Transition and Separation Agreement;

(c)         During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to worker’s compensation law;

(d)         From the date each party executed the Transition and Separation Agreement through the date each party executes this Release, Executive, or the Company, its affiliates and directors, officers, have not made any disparaging comments about the other party, nor will Executive, or the Company, its affiliates and directors, officers, do so in the future; and

(e)         Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

3.          Maintaining Confidential Information; Continuing Covenants.    Executive reaffirms his obligations under the continuing covenants set forth in Section 8 of the Transition and Separation Agreement and that certain Confidentiality, Covenant Not To Compete & Arbitration Agreement (the “Confidentiality Agreement”).  Executive acknowledges and agrees that the payments provided in Section 4 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement, including, without limitation, any non-competition and non-solicitation covenants contained therein for the periods set forth in the Confidentiality Agreement, except that Section 5 of the Confidentiality Agreement shall be deemed to have terminated on the Consulting Period End Date.

4.          Cooperation with the Company.  Executive reaffirms his obligations to cooperate with the Company pursuant to Section 15 of the Transition and Separation Agreement.

5.          Severability.    The provisions of this Release are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6.          Choice of Law.  This Release shall in all respects be governed and construed in accordance with the laws of the State of Texas, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7.          Integration Clause.  This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

8.          Execution in Counterparts.  This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document.  Facsimile signatures shall have the same force and effectiveness as original signatures.

9.          Intent to be Bound.  The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	MIRNA THERAPEUTICS, INC.

Sinil Kim, M.D.	Paul Lammers, M.D., M.Sc.
President & Chief Executive Officer

Date:	Date: